Exhibit 107

Calculation of Filing Fee Tables

Form S-1 (Form Type)

Keen Vision Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
To be paid.	Equity	Units, with each unit consisting of one Ordinary Share, $0.0001 par value, one Redeemable Warrant to acquire one Ordinary Share	Other	14,950,000		$10.00	$149,500,000	$110.20 per million	$16,474.90
To be paid.	Equity	Ordinary Shares included as part of the Units	Other	14,950,000		—	—	—	—
To be paid.	Other	Redeemable Warrants included as part of the Units	457(g)	14,950,000		—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$149,500,000			16,474.90
	Total Fees Previously Paid				$
	Total Fee Offsets
	Net Fee Due								16,474.90